SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated November 1, 2018 between
SALT FINANCIAL, LLC
and
PENSERRA CAPITAL MANAGEMENT LLC
and
ETF SERIES SOLUTIONS

Fund	Minimum Fee	Rate
Salt High truBetaTM US Market ETF	$18,000	0.05% on the first $100 million; 0.04% from $100 million to $500 million; 0.03% from $500 million to $1 billion; and 0.02% on net assets in excess of $1 billion
Salt Low truBetaTM US Market ETF	$18,000	0.05% on the first $100 million; 0.04% from $100 million to $500 million; 0.03% from $500 million to $1 billion; and 0.02% on net assets in excess of $1 billion

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of October 3, 2019.

SALT FINANCIAL LLC By: /s/ Anthony R. Barchetto Name: Anthony R. Barchetto Title: Chief Executive Officer
PENSERRA CAPITAL MANAGEMENT LLC By: /s/ Dustin Lewellyn Name: Dustin Lewellyn Title: Partner / Chief Investment Officer
ETF SERIES SOLUTIONS By: /s/ Michael D. Barolsky Name: Michael D. Barolsky Title: Vice President